Exhibit 99.1

Press Release

Xumani Buys Trakkers

Las Vegas, NV. October 1, 2013. Xumanii  (OTCQB: XUII), announced that it has acquired RFID business, Trakkers LLC for 2 million preferred shares of Xumanii. The effective date of the transaction is October 1, 2013. The preferred shares have a face value of $1, valuing Trakkers at $2 million.

Trakkers has developed its own proprietary RFID scanners (named "Mi").  The “Mi” has some unique features including the ability to scan RFID, 1 & 2 dimensional bar codes and mag stripes - all from one device approximately the size of a smart phone. The Mi also has a touch screen and a GPRS capability (scanned data can be sent over mobile phone networks to any location). Trakkers is currently generating revenue by providing the scanners to major trade shows where they are used as lead retrieval devices. Trakkers devices have been used at many of the biggest trade shows in the United States including CES, Comicon and many more.

Revenue for Trakkers for the fiscal year ending April 2013 was $1,200,142 and adjusted Ebitda for the fiscal year ending April 2013 was $228,270. More financial and other information will be provided in a super 8K. More information about Trakkers can be found at www.Trakkers.com.

Xumanii acquired Trakkers from Tesselon LLC, a subsidiary of Inova Technology, Inc. ("Inova"). Inova CEO, Adam Radly, said “We decided to break Inova into two parts so that our network solutions business and the RFID business can pursue their own business plans without being constrained by each other and also to enable our shareholders to invest in one or the other or both as opposed to being forced to invest in both."

Upon completion of the transaction Mr Adam Radly will temporarily hold the position of CEO of both Inova and Xumanii concurrently while the board and senior management of Inova and Xumanii are adjusted to reflect their new business plans. Mr. Frigon has resigned from the board of Xumanii and is no longer playing a role in Xumanii.

Mr. Radly, said “The primary strategy going forward for Xumanii will be to build a company around mobile solutions. Although we have a great platform business in Trakkers, we do not intend to only focus on trade show solutions. It will be more accurate to say that we will focus on mobile and wireless solutions and that the current lead retrieval solution is just one application of our wireless, mobile technology. We plan to build a mobile solutions business that will include the use of RFID in mobile solutions for asset tracking among other mobile solutions. I look forward to providing more detail about our strategy over the next several days and weeks".

The assets acquired by Xumanii include the following:
•	Trakkers LLC along with all of the intellectual property associated with its current and future products and solutions.
•	The business and assets of Right Tag, Inc.
•	Trakkers LLC has approximately $4 million of debt that will remain with Trakkers.

Xumanii plans to file an S1 registration Statement in order to raise capital to fund its business plan and allow Inova shareholders to become Xumanii shareholders. Upon being deemed effective by the SEC,  the registration statement will allow Inova shareholders to acquire one Xumanii share for each Inova share that they owned as at the Effective Date (October 1, 2013). However, shareholders should be aware that there can be no assurance that the SEC will deem the S1 Registration Statement effective. As at September 30, 2013 the shareholders of Inova held shares valued at approximately $400,000 so dilution as a result of this share issue is not expected to be significant given Xumanii's current market cap of approximately $8 million.

Upon completion of the transaction and after giving effect to the issue of shares owed to certain people and entities that were previously involved with Xumanii the number of shares outstanding will increase from the current number of approximately 341 million to approximately 550 million shares. The increase in authorized will required a shareholder meeting.

The new Xumanii management will assess the ongoing viability of the existing streaming business in Xumanii. Among the opportunities that may be pursued is using the Xumanii technology to stream live events at trade shows in addition to live concerts.

Contact: Adam Radly, info@inovatechnology.com.

About Xumanii
Xumanii broadcasts live events in HD from multiple cameras, wirelessly, with an extremely low production cost. Xumanii will allow content to be broadcasted as a Pay-Per-View model, generating revenues from consumers directly or as a “FREE” content model, generating revenues from advertisement, product placements and sponsorship.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.